OPPENHEIMER CAPITAL APPRECIATION FUND
                  Supplement dated December 26, 2000 to the
         Statement of Additional Information dated December 26, 2000



      Class N shares of Oppenheimer Capital Appreciation Fund are not currently being offered for sale.









December 26, 2000                                           PX0320.006